Exhibit 99.2

PRESS RELEASE
For Immediate Release

Monolithic Power Systems Announces
Appointments of Chief Financial Officer and Chief Accounting Officer

Schaffhausen, Switzerland, October 29, 2026 -- Monolithic Power Systems, Inc. (“MPS” or the “Company”) (Nasdaq: MPWR), a fabless global company that provides high-performance, semiconductor-based power electronics solutions, today announced the appointments of Tony Balow as Vice President, Chief Financial Officer (“CFO”) and Robert Dean as Vice President, Chief Accounting Officer (“CAO”), effective immediately.

“I am very pleased to appoint Tony as our new CFO and Rob as our new CAO,” said Michael Hsing, CEO and founder of MPS. “In the past few years, Tony and Rob have become an integral part of the management team. Their deep knowledge of MPS’s business operations and their financial acumen make them highly qualified to take on the CFO and CAO roles and lead our finance team.”

Mr. Balow served as the Company’s Vice President of Finance from September 2023 to October 2026. Prior to joining the Company, Mr. Balow spent 23 years at Intel, a global semiconductor company, and held a number of senior positions. Mr. Balow holds a Bachelor of Science and a Master of Science in Aerospace, Aeronautical and Astronautical Engineering from the University of Illinois Urbana-Champaign, and a Master of Business Administration from the University of Arizona.

Mr. Dean served as the Company’s Interim Chief Financial Officer from February 2026 to October 2026, and Corporate Controller from June 2016 to February 2026. Prior to joining the Company, Mr. Dean held various senior finance and accounting roles for other publicly traded companies, including Netflix, Varian and Applied Materials. Mr. Dean holds a Bachelor of Science in Accounting from San Jose State University and a Master of Business Administration from Santa Clara University.

About Monolithic Power Systems

Monolithic Power Systems, Inc. is a fabless global company that provides high-performance, semiconductor-based power electronics solutions. MPS’s mission is to reduce energy and material consumption to improve all aspects of quality of life and create a sustainable future. Founded in 1997 by our CEO Michael Hsing, MPS has three core strengths: deep system-level knowledge, strong semiconductor design expertise, and innovative proprietary technologies in the areas of semiconductor processes, system integration, and packaging. These combined advantages enable MPS to deliver reliable, compact, and monolithic solutions that are highly energy-efficient, cost-effective, and environmentally responsible, while providing a consistent return on investment to our stockholders. MPS can be contacted through its website at www.monolithicpower.com or its support offices around the world.

Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:
Tony Balow
Vice President, Chief Financial Officer
Monolithic Power Systems, Inc.
MPSInvestor.Relations@monolithicpower.com